Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and inclusion in this Registration Statement of Golden Elephant Glass Technology, Inc. on Form S-1 of our report dated May 14, 2008, with respect to the Consolidated Balance Sheets of Dollar Come Investments Limited as of December 31, 2007 and 2006 and the related Consolidated Statements of Income and Other Comprehensive Income/(Deficit), Stockholders’ Equity and Cash Flows for each of the two years in the period ended December 31, 2007.

/s/ PKF
PKF
Certified Public Accountants
Hong Kong, China
August 29, 2008